EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amended Form S-3 registration statement dated January 4, 2012, (File No. 333-158753), for PHAZAR CORP of our report dated September 22, 2011, related to our audit of the consolidated financial statements of PHAZAR CORP as of June 30, 2011, and for the year then ended, which report is included in the Annual Report on Form 10-K of PHAZAR CORP for the year ended June 30, 2011.  We also consent to the reference to our firm in those registration statements under the caption “Experts.”

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
January 4, 2012